UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                              ---------------------


                                    FORM 8-K




                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the

                         SECURITIES EXCHANGE ACT OF 1934






       Date of Report (Date of earliest event reported) 11 May 2000
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

                        Air Products and Chemicals, Inc.
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               (Exact name of registrant as specified in charter)


                     Delaware                               1-4534                         23-1274455
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   (State of other jurisdiction of incorporation)     (Commission file number)     (IRS Identification number)


   7201 Hamilton Boulevard, Allentown, Pennsylvania                                         18195-1501
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       (Address of principal executive offices)                                             (Zip Code)


Registrant's telephone number, including area code  (610) 481-4911
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Item 5.  Other Events.
---------------------

                        AIR PRODUCTS DISCUSSES BOC IMPACT
                        ---------------------------------

     NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO JAPAN OR CANADA

     THIS ANNOUNCEMENT DOES NOT CONSTITUTE AN EXTENSION OF A TENDER OFFER INTO THE UNITED STATES OF AMERICA FOR ORDINARY SHARES OR ANY OTHER SECURITIES
     OF THE BOC GROUP PLC. IT IS INTENDED TO EXTEND THE OFFER, IF AND WHEN MADE, INTO THE UNITED STATES OF AMERICA IN COMPLIANCE WITH THE PROCEDURAL AND FILING REQUIREMENTS OF THE EXCHANGE ACT AND THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION (SEC) THEREUNDER, EXCEPT TO THE EXTENT THAT EXEMPTIVE RELIEF THEREUNDER IS GRANTED BY THE SEC.


     LEHIGH VALLEY, Pa. (May 11, 2000) - Air Products and Chemicals, Inc. (NYSE:APD) confirmed today that its joint pre-conditional offer with Air Liquide to purchase The BOC Group will not be extended beyond its scheduled expiration tomorrow. The offer was conditional on regulatory approval in four jurisdictions, and had been approved in the European Union, United Kingdom and Canada. In the U.S., the companies had been in discussions with the Federal Trade Commission (FTC) for ten months to develop an acceptable divestiture plan to address competition issues. In recent weeks, the FTC took a different approach and questioned whether it could approve any divestiture plan.

     "It is very unfortunate that an agreement could not be reached with the FTC," said Air Products Chairman, H. A. Wagner. "After months of constructive dialogue, we believed we had developed a detailed divestiture plan that addressed the competitive issues, and established an agreement with an `up-front' buyer for most of the divested U.S. assets. However, in the last few weeks the FTC's position changed and it became clear they would not approve the acquisition by May 12, 2000 when the offer period was to expire. We are prepared to continue exploring options with Air Liquide, BOC, and the FTC to complete the transaction. However, any new

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     alternatives must create value for our shareholders and would necessarily involve a different structure and price."

     "Air Products is, and will continue to be, a global leader in gases and specialty chemicals because of our people," Wagner said. "Our employees thrive on understanding our customers and finding creative, new ways to deliver value to them. This opportunity, which our people have wholeheartedly supported, would have allowed us to accelerate a number of our business strategies. These strategies remain the same, and I'm confident our team will continue delivering on them as they did so successfully in the first half of this year."

     Air Products is focused on building leadership positions in the right markets, products and geographies. The company will continue to expand in the electronics and chemical processing industries, driving competitive advantage through leadership positions in high-growth products like electronic specialty gases and chemicals, and hydrogen/carbon monoxide. The company remains focused geographically on North America, Europe and Asia, following market and product strategies directed at improving return on capital.

     As the only industrial gas supplier with a chemical technologies base, Air Products will focus on leveraging its unique business opportunities with key customers around the world. "I am confident that our focused strategy and our unique gas and chemical capability will strengthen shareholder value," said Wagner.

     The financial impact to Air Products of abandoning the BOC transaction will be approximately $450 million after tax. Charges since March 31 are approximately $300 million after tax and will be reflected in results for the third quarter ending June 30. The majority of these charges relate to currency contracts entered into to hedge Air Products' (pound)3.2 billion currency exposure.

     Air Products and Chemicals, Inc. is an international supplier of industrial gases and related equipment, and selected chemicals. The company has annual sales of $5 billion, operations in over 30 countries and 17,000


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     employees. Corporate headquarters are in eastern Pennsylvania's Lehigh
     Valley, near Allentown.


                           Forward Looking Statements

     The forward-looking statements contained in this release are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. Factors that might cause forward-looking statements to differ materially from actual results include, among other things, overall economic and business conditions; demand for the goods and services of Air Products; competitive factors in the industries in which it competes; changes in government regulation; success of implementing cost reduction programs; the timing, impact and other uncertainties of future acquisitions or combinations within relevant industries; fluctuations in interest rates and foreign currencies; the impact of tax and other legislation and regulations in the jurisdictions in which Air Products and its affiliates operate; and the timing and rate at which tax credits can be utilized.



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                    Air Products and Chemicals, Inc.
                                  ------------------------------------
                                    (Registrant)



Dated: 11 May 2000                By:     /s/ Leo J. Daley
                                     -------------------------------
                                         Leo J. Daley
                                         Vice President - Finance
                                         (Chief Financial Officer)


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